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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-4 of our reports dated February 20, 2004 relating to the financial statements of American Family Life Insurance Company and American Family Variable Account II which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
April 26, 2004